SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

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[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

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[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Groveland Group

The Groveland Group (as defined herein) has made available a presentation regarding its proxy solicitation.  A copy of the presentation is attached hereto.  The presentation is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

FOR IMMEDIATE RELEASE

Groveland Group Calls for Change at Biglari Holdings and Files Presentation

Urges All Shareholders to Vote for Change by Choosing the WHITE Proxy Card

MINNEAPOLIS – March 16, 2015 – Groveland Capital, LLC. (the "Groveland Group") announced today that it has publicly filed a presentation calling for change at Biglari Holdings Inc. (NYSE: BH) that it believes puts shareholders ahead.  The presentation is available on the website www.ReformBH.com and on the Security and Exchange Commission’s website www.sec.gov.

The Groveland Group has nominated six independent professionals to the Board of Directors of Biglari Holdings (the “Company”) and is soliciting votes from fellow Biglari Holdings’ shareholders for the election of these individuals at Biglari Holdings’ annual meeting, which is scheduled for Thursday, April 9, 2015. The Groveland Group’s six highly qualified and experienced nominees include: Nicholas J. Swenson, James W. Stryker, Thomas R. Lujan, Stephen J. Lombardo, III, Ryan P. Buckley and Seth G. Barkett.

Nick Swenson, Principal and Founder of Groveland Capital, stated: “We believe that change is necessary at Biglari Holdings. Replacing the Company’s incumbent board of directors is designed to help start a process that drives significant shareholder value. Our new board will start by addressing ongoing corporate governance problems at Biglari Holdings. We will also immediately appoint Interim CEO, Gene Baldwin, who is a respected and proven executive in the restaurant industry, to establish a) the right operational focus at the Company, b) professional management practices that improve employee morale and effectiveness, and c) open dialogue with franchisees to restore working relationships.”

Continued Mr. Swenson, “Within 6 months, our new board plans to hire a permanent, high-quality restaurant CEO at Biglari Holdings. Our goal is to work with the employees of the Company to create a stronger organization that delivers shareholder returns now and over the long-term. With the right operational focus and improved corporate governance, all Company stakeholders can greatly benefit.”

Highlights of the presentation include:

The Groveland Group believes that Biglari Holdings needs to be reformed now more than ever for the following reasons:

1.	Over the past five years, the Company’s stock price has underperformed its benchmark indices and peer group:

●
From Nov 2009 through Nov 2014, Biglari Holdings has underperformed the S&P 500 Index by 40.2%, the S&P 500 Restaurants Index by 57.6%, the Russell 3000 Restaurants Index by 77.6%, and its ISS Proxy Advisory Services Peer Group by 214.5%.

2.	The Company’s operating businesses have experienced a significant deterioration in their financial performance:

●	Since fiscal 2011, operating income at Biglari Holdings has declined from $52.5MM (a 7.4% margin) to $14.3MM in fiscal 2014 (a 1.8% margin), a decrease of 72.8%.

3.	The Company’s CEO Mr. Sardar Biglari has received outsized compensation despite poor performance:

●	Mr. Biglari’s 2009 compensation was $515,445; his 2014 compensation is $35.3MM.

4.	The Company’s board of directors has demonstrated poor corporate governance practices:

●
Transactions between the Company and its CEO, Mr. Biglari, resulting in apparent conflicts of interest: Sale of Biglari Capital Corp. to Mr. Biglari; the licensing agreement between the Company and Mr. Biglari with no business justification; Mr. Biglari’s golden parachute; voting authority of BH shares by Mr. Biglari; and selling low and buying high behavior.

5.	The Steak n Shake brand and franchisee network are at risk, which consists of 416 Company-operated restaurants and 124 franchised units:

●	The Company is facing a series of lawsuits by its franchisees. In the past six years under the current management and board, franchisees have filed five lawsuits.

Groveland Group’s Nominees intend to act vigorously to improve Biglari Holdings upon their election to the board. The focus areas of our plan are:

1.	Improve the Company’s operations by reducing obvious waste and inefficiencies, especially those related to Mr. Biglari’s management style;

2.	Implement thoughtful corporate governance reforms;

3.	Assert shareholder rights related to Biglari Capital Corp. and change of control payments;

4.	Conduct research and analysis that will support decision-making by both the Interim and Permanent CEO; and

5.	Conduct an exhaustive search for a very high-quality restaurant executive who will serve as Permanent CEO.

Added Mr. Swenson, “We believe a new board, a new CEO, and a new operational focus can help return Biglari Holdings to top and bottom-line growth.”

Your Vote Is Important – No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free: 877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC

Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Groveland Capital is led by a seasoned team of investment professionals who have continuity, vision and over a decade of experience executing key elements of our investment strategy. Groveland Capital founder and Principal, Nick Swenson, also has significant capital invested in the portfolio, aligning his interests with investors. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.  These materials may be accessed from the SEC's website free of charge.

###

Contacts

Investors:
Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:
Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530

Enhancing Shareholder Value at Biglari Holdings, Inc. NYSE: BH March 13, 2015 Information contained herein may be based on data obtained from recognized statistical services, issuer reports or communications, or other sources believed to be reliable. However, we have not verified such information and we do not make any representations as to its accuracy or completeness. Any statements that are non-factual in nature constitute only current opinions, which are subject to change. No part of this report may be reproduced in any manner without the prior permission of the Groveland Group, Inc. © Groveland Group, Inc. 2015. All rights reserved. Unearthing new world investment opportunities

Groveland Capital – Unearthing New World Opportunities Important Information THE GROVELAND GROUP CONSISTS OF THE FOLLOWING PERSONS WHO ARE PARTICIPANTS IN THE SOLICITATION FROM THE COMPANY’S SHAREHOLDERS OF PROXIES IN FAVOR OF THE GROVELAND NOMINEES: GROVELAND MASTER FUND LTD. (FORMERLY KNOWN AS GROVELAND HEDGED CREDIT MASTER FUND LTD.), GROVELAND HEDGED CREDIT FUND LLC, GROVELAND CAPITAL LLC, NICHOLAS J. SWENSON, AND SETH G. BARKETT. ALONG WITH THE GROVELAND GROUP, THE FOLLOWING ARE ALSO PARTICIPANTS IN THE SOLICITATION: THOMAS R. LUJAN, JAMES W. STRYKER, STEPHEN J. LOMBARDO, III, AND RYAN P. BUCKLEY. THE GROVELAND GROUP AND THE OTHER PARTICIPANTS HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BIGLARI HOLDINGS, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, D.F. KING & CO., GROVELAND'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 269-5550 OR TOLL FREE AT (877) 283-0325. INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY THE GROVELAND GROUP. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. Page 2

Biglari Holdings (NYSE: BH) Overview

groveland capital

- In 2008, Sardar Biglari became Chairman and CEO of Biglari Holdings Inc. (formerly Steak n Shake).
- Biglari Holdings Inc. (“BH” or the “Company”) is an Indiana corporation that employs 23,130 persons. It is a holding company engaged in a number of business activities, including restaurants, media and insurance.
- The Company's restaurant operations are conducted through two different concepts: Steak n Shake and Western Sizzlin:
  - **Steak n Shake** operates 416 company-operated restaurants and 124 franchised units, and
  - **Western Sizzlin** operates 4 company-operated restaurants and 71 franchised units.
- BH acquired Maxim in February 2014 and First Guard Insurance in March 2014.
- In fiscal 2014, BH generated revenue of $793.8MM and operating income or EBIT of $14.3MM.




FAMOUS FOR
Steak 'n Shake
STEAKBURGERS


STEAK & MORE
WESTERN SIZZLIN
RESTAURANT

Diluted shares outstanding	2,065,586
Price per share (3/12/15)	$424.50
Market value of equity ($ MM)	$876.8
Enterprise value ($ MM)	$948.4

Groveland Capital - Unearthing New World Opportunities
Page 3

Groveland Capital – Unearthing New World Opportunities Executive Summary: Change Is Necessary We believe that replacing the incumbent board of directors will start a process that drives significant shareholder value. The new board will start by addressing chronic corporate governance problems and will hire a new CEO to establish the right operational focus. We believe that Biglari Holdings needs to be reformed now more than ever for the following reasons: The Company’s stock price has underperformed its benchmark indices and peer group. The Company’s operating businesses have experienced a significant deterioration in their financial performance. The Company’s CEO has received outsized compensation despite poor performance. The Company’s Board has demonstrated poor corporate governance practices. The Steak n Shake brand and franchisee network are at risk. Our goal is to work with the employees of BH to create a stronger Company that delivers shareholder returns now and over the long-term. With the right operational focus and improved corporate governance, all Company stakeholders can greatly benefit. Page 4

Some History: Declining Operating Income

- Since fiscal 2011, BH has lost focus. Its operating performance has steadily declined.
- The Company's operating income has fallen from $52.5MM (a 7.4% margin) in fiscal 2011 to $14.3MM (a 1.8% margin) in fiscal 2014, a decrease of 72.8%.



Mr. Biglari, CEO

"Sardar Biglari is the most secretive and unapproachable executive that I have ever worked with. He has created a culture of fear and intimidation where every level of the Steak n Shake organization is inefficient and underperforming because employees are afraid to ask questions—disagreement with Sardar Biglari is not allowed."
- Former BH Employee*



Declining Operating Income (EBIT)
EBIT (in millions)
$60
$50
$40
$30
$20
$10
$0
FY2009
FY2010
FY2011
FY2012
FY2013
FY2014

*Source: Groveland Group Research

Groveland Capital - Unearthing New World Opportunities *Source: Groveland Group Research Page 5

Some Tumultuous History: 2008-2014

groveland capital

2008

Feb 4: Biglari conditionally joined BH Board.

Feb 14: Steak n Shake (SNS) sought shareholder support in proxy fight against Sardar Biglari and The Lion Fund, L.P.

Jun 19: Biglari appointed Chairman of SNS Board.

Aug 5: Biglari appointed CEO of SNS.

2009

Jun 19: SNS Board Compensation Committee voted unanimously to increase the salary of Chairman and CEO Sardar Biglari to $900,000 per year. Mr. Biglari's previous salary was $280,000. According to the Company, Mr. Biglari *"will not participate in any bonus program or receive any stock or stock option grants."*
(Source: BH Form 8-K filed 6/25/2009).

Dec 18: The Steak n Shake Company announced a 1-for-20 reverse stock split.

History Continued Next Slide

Groveland Capital - Unearthing New World Opportunities

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Groveland Capital – Unearthing New World Opportunities Some Tumultuous History: 2008-2014 Apr 30: Biglari Holdings announced that it was acquiring Biglari Capital Corporation (“BCC”), Mr. Biglari’s investment company and the General Partner of the Lion Fund, L.P., for $4.2 million. The buyout was contingent upon stockholder approval of the compensation package consisting of $900k salary and incentive payments of 25% of the increase in company book value with a 5% hurdle rate. 2010 Jul 6: BH called a special meeting of shareholders; on the agenda was the approval of the April 30, 2010, Incentive Bonus Agreement. Sep 29: BH issued a revised proxy related to the Amended and Restated Incentive Bonus Agreement (“Incentive Agreement”) and called a special meeting of shareholders for November 5th, 2010. Nov 5: Incentive Agreement approved. Mr. Biglari settled with shareholders on November 5th 2010, with an amended compensation plan, which capped his bonus at $10MM and raised his hurdle rate to 6%. 2010 Aug 9: BH delayed the special shareholder meeting due to “misinformation” in the investor and analyst communities regarding the incentive bonus agreement submitted for shareholder approval.* History Continued Next Slide Mar 30: SNS acquired 100% of the outstanding equity interests of Western Sizzlin. Apr 8: SNS changed its name to Biglari Holdings Inc. *Source: BH Schedule 14A filed 8/10/2010 Page 7

Some Tumultuous History: 2008-2014

groveland capital

2013

Jan 11: BH entered into a Trademark License Agreement with Sardar Biglari to license the "Biglari" name.

May 14: Biglari Holdings, Inc. entered into a Trademark Sublicense Agreement with Steak n Shake, LLC and Steak n Shake Enterprises, Inc.

Jul 1: Biglari purchased BCC back from BH for a purchase price of $1.7MM. Compensation and fees paid to Mr. Biglari by the Lion Funds are not subject to the $10MM cap.

Sep: BH completed a rights offering at $265 per share for proceeds of $75.6MM.

In fiscal 2013, during the 3 months after the sale of BCC back to Mr. Biglari, a total of $377.6MM was transferred from BH to the Lion Funds.

2014

Feb 27: BH acquired certain assets and liabilities of Maxim.

Sep: BH completed a rights offering at $250 per share for proceeds of $85.9MM.

Nov 21: The Groveland Group announced the Nomination of Directors of Biglari Holdings Inc.

Dec: Mr. Biglari, via the Lion Funds, used shareholder funds for rapid accumulation of AIRT (14.4% stake), ISIG (18.8% stake) as well as BH (2.3%).

In fiscal 2014, BH transferred $174.4MM of cash and securities into the Lion Funds.

Groveland Capital - Unearthing New World Opportunities

Page 8

Groveland Capital – Unearthing New World Opportunities BH’s Stock Price Has Underperformed Its Benchmark Indices and Peer Group Over the past 1-year, 3-year and 5-year timeframe, BH’s stock has underperformed its benchmark indices by a wide margin. BH’s Relative Stock Performance BH’s Relative Stock Performance BH’s Relative Stock Performance BH’s Relative Stock Performance 1-year 3-year 5-year Biglari Holdings Inc. (NYSE: BH) -26.8% 4.3% 46.3% S&P 500 Index 14.9% 73.0% 86.5% S&P 500 Restaurants Sub-Index 1.0% 33.8% 103.9% RUSSELL 3000 Restaurants Industry Index 2.5% 43.4% 123.9% ISS Peer Group 10.7% 123.4% 260.8% Page 9

Groveland Capital – Unearthing New World Opportunities BH’s Stock Price Has Underperformed Its Benchmark Indices and Peer Group BH ISS Peer Group 46.3% 260.8% Nov-21-2014 Oct-23-2014 Page 10

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly The Company’s operating performance has deteriorated significantly over the past 5 years. Operating Income (In MM) Operating Income Margin FY2009 $20.9 3.3% FY2010 $50.0 7.4% FY2011 $52.5 7.4% FY2012 $43.2 5.8% FY2013 $20.7 2.7% FY2014 $14.3 1.8% Page 11

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly This underperformance appears to be in part a result of ballooning Consolidated Selling, General and Administrative expenses (“SG&A”). SG&A (In MM) FY2009 $70.0 FY2010 $76.4 FY2011 $86.9 FY2012 $109.5 FY2013 $126.8 FY2014 $128.5 Page 12

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly Steak n Steak G&A spending as criticized by Sardar Biglari in 2008. “It is appalling that the board would allow overspending to burden shareholders so dearly. Had G&A on a per unit basis remained the same over the last five years, the company could have saved over $44 million.” – Mr. Sardar Biglari* *1/23/2008 —  The Steak n Shake Company Schedule 14A filed 1/23/2008 by The Lion Fund L.P.  Page 13

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly In the table below, find updated data for fiscal years 2009-2014.  Let’s apply the same logic that Mr. Biglari used in 2008 (see previous slide) to this data. G&A as a Percentage of Net Revenue and G&A Per Store G&A as a Percentage of Net Revenue and G&A Per Store G&A as a Percentage of Net Revenue and G&A Per Store G&A as a Percentage of Net Revenue and G&A Per Store G&A as a Percentage of Net Revenue and G&A Per Store ($ in thousands) 12 Months Ended 12 Months Ended 12 Months Ended 12 Months Ended 12 Months Ended 12 Months Ended 12 Months Ended 12 Months Ended 9/30/2009 9/29/2010 9/28/2011 9/26/2012 9/25/2013 9/24/2014 Restaurant Net Revenue Restaurant Net Revenue $628,736 $671,646 $705,403 $733,905 $751,919 $778,155 Restaurant G&A Restaurant G&A $36,671 $41,553 $48,404 $44,003 $56,485 $64,872 % of Net Revenue % of Net Revenue 5.8% 6.2% 6.9% 6.0% 7.5% 8.3% G&A Per Store G&A Per Store $89 $100 $116 $105 $135 $154 No. of Company-Owned Restaurants No. of Company-Owned Restaurants 412 417 418 419 419 420 If Steak n Shake had maintained Restaurant G&A on a per store basis ($89 per store in 2009) for the past 5 years – from fiscal 2010 through fiscal 2014 – BH could have saved over $69 million. Note: The above table uses Restaurant G&A for fiscal years 2012, 2013 & 2014 as disclosed for the first time in the Company’s fiscal 2014 Form10-K. Since Restaurant G&A is not available for prior years, we reference total Company G&A for fiscal 2009, 2010 and 2011. Our method for these years is identical to the method Mr. Biglari’s used for his entire table (see above). We believe it is safe to assume that total Company G&A is higher than Restaurant G&A for all years. Therefore, we believe our method is conservative; savings would likely have been larger had we used Mr. Biglari’s method Source: Form 10-K filings for periods reported. Page 14

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly A comparison of operating metrics for the past six years under Sardar Biglari versus the six years before with prior management. Period Revenue (In MM) 6-Yr CAGR Operating Income (In MM) Cumulative Operating Income (In MM) Starting Point FY2002 $459.0 6-Years Prior Management FY2003 $499.1 $46.0 $46.0 6-Years Prior Management FY2004 $553.7 $55.5 $101.5 6-Years Prior Management FY2005 $606.9 $57.1 $158.6 6-Years Prior Management FY2006 $638.8 $53.7 $212.2 6-Years Prior Management FY2007 $654.1 $28.9 $241.1 6-Years Prior Management FY2008 $611.3 4.9% -$20.8 $220.3 Starting Point FY2008 $611.3 6-Years Current Management FY2009 $628.7 $20.9 $20.9 6-Years Current Management FY2010 $673.8 $50.0 $70.9 6-Years Current Management FY2011 $709.2 $52.5 $123.4 6-Years Current Management FY2012 $740.2 $43.2 $166.6 6-Years Current Management FY2013 $755.8 $20.7 $187.3 6-Years Current Management FY2014 $793.8 4.5% $14.3 $201.6 Faster Revenue Growth and Higher EBIT Page 15

Groveland Capital – Unearthing New World Opportunities BH’s Operating Performance Has Deteriorated Significantly How does SG&A spending at BH compare to its peers over time? Note: (1) Peer group of 49 companies. Includes companies reporting SG&A information for the entire 3-year period. (2) All data was pulled from individual company income statements as reported to the SEC. For the following companies that reported marketing and advertising separately, these expenses were added to general and administrative: CHUY, TAST, DFRG, RUTH, FRGI, FRSH, and BH for FY2011. Without the addition of marketing and advertising expenses the median for the peer group equals 8.8% for the twelve months ending September of 2014. (3) To calculate twelve months ending September 2014, data was taken from the closest date reported by each company. Source: Form 10-K and Form 10-Q filings for periods reported, Piper Jaffray Restaurant Benchmark Analysis July 2014 Page 16

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance Mr. Sardar Biglari stated: “I have long believed that pay should be tied to performance. What we too often learn in Corporate America is Pay-for-Failure because of asymmetrical payouts through which executives win regardless of whether their shareholders win or lose.” (Source: Chairman’s Letter Dated 12/09/2010) "For the 2nd consecutive year, ISS’ quantitative analysis indicates a high level of concern with respect to the magnitude of CEO pay as well as with respect to the alignment between CEO pay and company performance both on an absolute and relative basis.” – ISS circa 2014 Aug 5, 2008: Sardar Biglari appointed CEO Jun 19, 2009: CEO compensation increased from $280k to $900k. The BH board stated that, "Mr. Biglari does not have an employment agreement and will not participate in any bonus program or receive any stock or stock option grants.” (Source: BH Form 8-K filed 6/25/2009) Apr 30, 2010: The BH board entered into the Incentive Bonus Agreement with Mr. Biglari (approved Nov. 5, 2010) Outsized Compensation Page 17

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance On April 30, 2010, Biglari Holdings purchased Biglari Capital Corp. (“BCC”), the General Partner of The Lion Fund, L.P. from Mr. Biglari for $4.2MM. In connection with the acquisition of BCC and in recognition of Mr. Biglari’s increased responsibilities in overseeing both the fund and restaurant businesses, BH entered into the Incentive Bonus Agreement with Mr. Biglari, subject to shareholder approval for purposes of Section 162(m) of the Code. On July 6, BH called a Special Meeting of Shareholders. On the agenda was the approval of the April 30th Incentive Bonus Agreement to Mr. Biglari and other matters. On August 10, after pressure from shareholders, BH withdrew its Proxy for the Special Meeting of Shareholders and stated the following in a Company issued press release: "Biglari Holdings Inc. (NYSE: BH) announced today that as a result of misinformation in the investor and analyst communities, regarding the incentive bonus agreement submitted for shareholder approval, the Company wishes to address these errors.”* “Therefore, Biglari Holdings has decided to delay the special meeting of shareholders originally scheduled for August 24, 2010, and will utilize the additional time to provide revised proxy materials to address questions its shareholders raised on the agreement.”* Cap on Payments Under Incentive Agreement Undermined Continued Next Slide *Source: BH Form 8-K filed 6/25/2009 Page 18

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance On September 20, 2010, BH issued a revised Proxy related to the Amended and Restated Bonus and Incentive plan that was negotiated with shareholder representatives. On November 9, 2010, a Special Meeting of Shareholders convened and the Amended and Restated Incentive Bonus Agreement was approved. The amended plan capped Mr. Biglari’s incentive compensation at $10MM. On July 1, 2013, Mr. Biglari entered into an agreement to purchase BCC back from BH for a purchase price of $1.7MM (incentive fee structure of 25% of profits over a 6% hurdle - No Cap). Between July 2013 and September 2013, that is, during the 3 months following the sale of BCC to Mr. Biglari, a total of $377.6MM was transferred from BH to the Lion Funds. As recently as fiscal 2014, BH transferred an additional $174.4MM of cash and securities into the Lion Funds. Cap on Payments Under Incentive Agreement Undermined On September 24, 2014, BH had $621MM invested in the Lion Funds (over 86% of the its market capitalization). Mr. Biglari, the sole owner of BCC, generates a 25% incentive fee above a 6% hurdle rate on BH’s capital balance. Mr. Biglari’s potential compensation received via BCC for managing the Lion Funds is unlimited. Page 19

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance Comparison of Outsized Compensation to Peers BH Cumulative Operating Income & Cumulative CEO Compensation Page 20

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance Comparison of Outsized Compensation to Peers Comparative 6-Year Cumulative Operating Income & Cumulative CEO Compensation (Both with and without Lion Funds Incentive Payments) (1) Includes estimated Lion Fund 2014 incentive fee of $30.9 million. Page 21

Groveland Capital – Unearthing New World Opportunities BH’s CEO Has Received Outsized Compensation Despite Poor Performance Comparison of Outsized Compensation to Peers (1) Peer Group of 49 companies. Two companies had less than $10.0 million of cumulative EBIT over the 5-year period and were excluded (LUB: $6.7 million & JMBA: -$18.0 million). Excluding these two companies, cumulative EBIT ranged from $44.4 million to $39.0 billion for the 5-year period. (2) BH & Lion Fund compensation is a total of BH CEO Compensation and Incentive fees paid to BCC as they are reported in the Company’s SEC filings. Page 22

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices Page 23

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices BH’s board of directors approved a transaction between the Company and its Chairman/CEO, resulting in apparent conflicts of interest (part 1 of 3). In April 2010, Mr. Biglari sold BCC to BH for approximately $4.2MM. Simultaneously, to resolve potential conflicts of interest, the Company unveiled a new compensation plan for Mr. Biglari where the final and approved plan capped Mr. Biglari’s compensation. In April 2010, Mr. Biglari sold Biglari Capital Corp., general partner of the Lion Fund, L.P., to Biglari Holdings Inc. for approximately $4.2 million. At the time of the transaction, Mr. Biglari was both the sole shareholder of BCC and the Chairman and CEO of BH. BCC had approximately $44.2 million of capital under management when it was sold to BH. (Source: Form 10-Q filed 8/13/2010) Simultaneously with the sale of Biglari Capital Corp. to Biglari Holdings, the Company unveiled a new compensation plan for Mr. Biglari (the “April Incentive Plan”). The Company explained the situation this way: First bullet: In April 2010, Mr. Biglari sold BCC to BH for $4.2MM Partly to convince shareholders to approve his comp plan and to reduce conflicts of interest Incentive comp doesn’t change Slide 1: focus on 2010 transaction and (add some board quotes) Slide 2: focus on 2013 transaction and question the reasoning (add some board quotes) “In connection with the acquisition of BCC (manager of the Lion Fund) and in recognition of Mr. Biglari’s increased responsibilities in overseeing the operations, investments and capital allocation of a diversified holding company, the Company entered into the Incentive Bonus Agreement, dated April 30, 2010, …with Mr. Biglari, subject to shareholder approval.”…. “The Incentive Bonus Agreement provides Mr. Biglari the opportunity to receive annual incentive compensation payments based on the Company’s book value growth for each fiscal year. If the Company exceeds a 5% annual book value growth hurdle, Mr. Biglari would receive an incentive compensation payment equal to 25% of the Company’s book value in excess of that hurdle rate.” (Source: BH Form 8-K filed 4/30/2010) The April Incentive Agreement was not approved as originally proposed. In November 2010, after negotiations that resulted in a modification to the April Incentive Plan, shareholders approved an Amended and Restated Incentive Bonus Agreement. The final and approved plan capped Mr. Biglari’s compensation. The original April Incentive plan did not cap Mr. Biglari’s compensation. During the Company’s efforts to persuade shareholders to approve Mr. Biglari’s new incentive plan, the Company explained that “shareholder interests would be best served if Mr. Biglari operated both the investment management business and the restaurant business from within BH.” Page 24

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices BH’s board of directors approved a transaction between the Company and its Chairman/CEO, resulting in apparent conflicts of interest (part 2 of 3). BH’s board approved the sale of BCC, the General Partner of the Lion Funds, back to Mr. Biglari for $1.7MM. Within 3 months of the sale, BH invested $377.6MM into the Lion Funds. In fiscal 2014, BH invested an additional $174.4MM into the Lion Funds. In July 2013, Mr. Biglari arranged to buy Biglari Capital Corp. back from Biglari Holdings Inc. for $1.7 million ($2.5 million less than the price BH paid for BCC three years earlier), even though BCC was managing approximately $56.0 million of outside capital in the Lion Fund, L.P. and had generated about $6.0 million of after-tax cash earnings for shareholders during the roughly three years it was owned by BH. Between July and September 2013, during the 3 months following the sale of BCC back to Mr. Biglari, a total of $377.6 million was transferred from BH to the Lion Funds. BH’s Governance, Compensation and Nominating Committee was right the first time when it concluded in 2010 that the “potential for conflicts of interest arising over Mr. Biglari’s compensation arrangement with BCC should be nullified,” and that this is best done “by the consolidation of Mr. Biglari’s sources of income under a single compensation program.” (Source: BH Schedule 14A filed 9/29/2010) We further observe that in 2010 the Governance, Compensation and Nominating Committee stated that “after the Company’s acquisition of BCC, Mr. Biglari’s business and investment activities are now conducted through the Company for the benefit of all its shareholders and partners.” (Source: BH Schedule 14A filed 9/29/2010) So, what has changed? Among the Company’s stated reasons for selling BCC back to Mr. Biglari were: “The transactions were entered into by BH to, among other things (a) reduce regulatory burdens related to investments, (b) improve cash management (c) foster an enhanced understanding of BH and mitigate conflicts of interest through the separation and clear demarcation of BH from The Lion Fund and (d) simplify the Incentive Bonus Agreement.”  (Source: Form 8-K filed 7/02/2013) First bullet: In April 2010, Mr. Biglari sold BCC to BH for $4.2MM Partly to convince shareholders to approve his comp plan and to reduce conflicts of interest Incentive comp doesn’t change Slide 1: focus on 2010 transaction and (add some board quotes) Slide 2: focus on 2013 transaction and question the reasoning (add some board quotes) Page 25

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices BH’s board approved a transaction between the Company and its Chairman/CEO, resulting in apparent conflicts of interest (part 3 of 3). As a result of BH selling BCC back to Mr. Biglari, he has the opportunity to continue to receive his outsized compensation from BH while also receiving incentive fees from the Lion Funds, with 88.3% of assets in the Lion Funds, coming from BH. None of the Board’s stated reasons for selling BCC back to Mr. Biglari addressed the conflicts of interest. None of the board’s points address the conflicts of interest. Mr. Biglari has two sources of compensation, one of which is not under the supervision of the board and yet this source of Mr. Biglari’s income (BCC and the Lion Funds) benefits greatly from BH’s assets. Of course, these are the very assets that Mr. Biglari personally allocated to the Lion Funds. With regard to incentive compensation payable to Mr. Biglari, the expectation was that “any amendment that would materially increase the benefits to Mr. Biglari, including any amendment that would reasonably be expected to increase his incentive compensation, must be approved by shareholder vote.” (Source:  BH Schedule 14A filed 9/29/2010) Yet this protection was of little help in the end because the board indirectly approved increasing the benefits to Mr. Biglari as result of BH selling BCC back to Mr. Biglari, a transaction that did not require shareholder approval. As a result of BH selling BCC back to Mr. Biglari, Mr. Biglari has the opportunity to continue to receive his outsized compensation, while also receiving incentive fees for managing the assets of the Lion Funds, with 88.3% of those assets coming from BH (assets that Mr. Biglari allocated to the Lion Funds). The Lion Funds do not cap the incentive fees payable to Mr. Biglari. As recently as fiscal 2014, BH transferred an additional $174.4 million of cash and securities into the Lion Funds. (Source: Form 10-K filed 11/24/2014) First bullet: In April 2010, Mr. Biglari sold BCC to BH for $4.2MM Partly to convince shareholders to approve his comp plan and to reduce conflicts of interest Incentive comp doesn’t change Slide 1: focus on 2010 transaction and (add some board quotes) Slide 2: focus on 2013 transaction and question the reasoning (add some board quotes) Page 26

Mr. Biglari has stated that financial transparency is important so that shareholders are ”treated the way they should be, like partners who are knowledgeable about their business' operations.”* We support this belief, and believe that such transparency in other matters is also vital. Shareholders own the business and should be treated as knowledgeable partners. COUNTERPOINT #1: We are puzzled by the Board’s reasons for jettisoning the investment management business with the sale of BCC to Mr. Biglari in 2013. Prior to 2013, the Company repeatedly said that the investment management business was a cornerstone of its growth strategy:  “The Company’s growing asset management business is a cornerstone of its long-term strategy to maximize shareholder value creation. The Company views its acquisition from Mr. Biglari of Biglari Capital Corp. (“BCC”), the general partner of The Lion Fund, L.P. (“Lion Fund”), as a sensible springboard to develop the Company’s investment business. It also gives the Company an immediate, new source of earnings in the form of fund management fees.” ** Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices BH’s board has failed to treat shareholders the way owners should be treated, like partners who are knowledgeable about their business’ operations (part 1 of 3). *Source: Steak n Shake Schedule 14A filed 1/23/2008 **Source: BH Schedule 14A filed 9/29/2010 We ask: Why then did the board approve the sale of BCC, an important and growing operating subsidiary of BH, to BH’s Chairman and CEO? Page 27

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices BH’s board has failed to treat shareholders the way owners should be treated, like partners who are knowledgeable about their business’ operations (part 2 of 3). COUNTERPOINT #2 When BH acquired BCC in 2010, it was expected that the Lion Fund would be a source of capital for BH. The Company said: “Therefore, the Committee considered a wide range of factors, including, among others, its judgment that combining the operations of the Corporation and of the Lion Fund would more closely harmonize the interests of the Corporation’s public shareholders and the Lion Fund’s limited partners. The Committee firmly believes its decision is further supported by potential long-term efficiencies that can be achieved as a result of the combined capital resources of the Corporation and of the Lion Fund.” (Source: BH Schedule 14A filed 9/29/2010)  But it appears to have worked the other way. BH has been a source of capital for the Lion Funds. After the sale of BCC to Mr. Biglari in 2013, BH contributed cash and securities with an aggregate value of $377.6 million to the Lion Funds. In fiscal 2014, BH contributed cash and securities of $174.4MM to the Lion Funds. These investments are subject to a rolling 5-year, lock-up period under the terms of the respective partnership agreements – partnership agreements that are not publicly available. Page 28

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices The board of directors has failed to treat shareholders the way owners should be treated, like partners who are knowledgeable about their business’ operations (part 3 of 3). COUNTERPOINT #3 Most of the assets in the Lion Funds are BH’s assets, directed to the Lion Funds by Mr. Biglari. As of September 24, 2014, BH had $621.0MM invested in the Lion Funds. At the time, BH’s capital balance represented approximately 88.3% of the total capital invested in the Lion Funds. It also represented over 86% of BH’s market capitalization.  BCC collects a 25% incentive fee on performance above a 6% hurdle rate from BH with no cap on fees received. Therefore, Mr. Biglari’s potential compensation by the Lion Funds is not subject to the $10MM cap. In addition to the foregoing, Steak n Shake has incurred significant debt (over $215 million as of September 24, 2014) in the process. The board of directors presided over BH while the overwhelming majority of the Company’s assets have been transferred into entities beyond the board’s direct governance oversight and controlling influence. Page 29

Groveland Capital – Unearthing New World Opportunities BH’s Board and CEO Have Become Entrenched The board unanimously approved takeover protection that is unfriendly to shareholders and potentially harmful to the Company’s financial results. Like Mr. Biglari, we believe “shareholders are the true owners” of a company, and “they should decide whether or not an entrenched board is good policy” * Licensing Agreement In January 2013, BH entered into a Trademark License Agreement with Mr. Biglari, Chairman and CEO of BH. This agreement does not require payments to Mr. Biglari as long as Mr. Biglari controls BH, but which requires BH to pay Mr. Biglari a royalty equal to 2.5% of revenue for a minimum of five years in the event that there is a change of control at BH. We estimate such payment would currently total approximately $20MM annually or $100MM over the five years. *Source: Friendly Ice Cream Corporation Schedule 14A filed 1/08/2007 by The Lion Fund L.P. Bernard Black, Chabraja Professor at Northwestern University, Law School and Kellogg School of Management has stated, “The [Biglari] license agreement has no business justification, and is equivalent to a super golden parachute, on top of the rich parachute that BH has already granted to Biglari”…”The license agreement is a form of asset tunneling in; the payment on a change of control grossly exceeds any plausible value of the Biglari name to the BH restaurants.” (Source: Case 1:13-cv-00891-SEB-MJD, Southern District of Indiana 9/6/2013) Page 30

Groveland Capital – Unearthing New World Opportunities BH’s Board and CEO Have Become Entrenched Golden Parachute In 2010, BH’s board of directors approved a “golden parachute” for the Company’s CEO, Mr. Biglari, equal to 299% of the average annual cash compensation (consisting of his base salary and incentive compensation) paid to him since the date of his Incentive Agreement. If Mr. Biglari’s cash compensation from fiscal 2011-2014 is used to calculate the payout, he would receive approximately $20.6MM from the Company. Voting Authority The Lion Funds own shares of BH and Mr. Biglari currently has sole authority to vote these shares. As the Lion Funds is now managed by BCC (which is wholly-owned by Mr. Biglari), and with the assets of the Lion Funds currently at his sole discretion (with the vast majority of those assets being assets of BH), Mr. Biglari has used BH’s assets to increase the number of shares over which he has sole voting authority. Mr. Biglari now has sole voting authority over approximately 19.0% of Biglari Holdings’ shares, while Mr. Biglari personally owns only 1.5% of the Company’s shares. Approximately 216,913 shares of BH or 10.5% of the Company’s outstanding common stock currently owned by The Lion Fund, L.P. was purchased with capital belonging to BH and directed to the Lion Funds by Mr. Biglari. We believe these shares should have been retired as Treasury stock. Page 31

Groveland Capital – Unearthing New World Opportunities BH’s Board Has Demonstrated Poor Corporate Governance Practices SELLING LOW and BUYING HIGH BH sold shares in September 2014 at $250 per share and The Lion Fund, L.P. repurchased them at $399 per share four months later. Since approximately 61.6% of The Lion Fund, L.P. assets are sourced from BH, Mr. Biglari’s purchases of BH shares in The Lion Fund, L.P. were 61.6% funded by BH shareholders. Selling Low Buying High Sep 2013 Dec 19, 2014 – Feb 11, 2015 - Rights offering at $265 per share - The Lion Fund acquired 48,405 shares - Sold 286,767 new shares at an average price per share of $399. Sep 2014 - Rights offering at $250 per share - Sold 344,261 new shares Page 32

The Steak n Shake Brand And Franchisee Network Are At Risk

groveland capital

SERIOUS CONCERNS ABOUT THE HEALTH OF THE FRANCHISEE NETWORK ARE JUSTIFIED





FAMOUS FOR
Steak 'n Shake
STEAKBURGERS

- The Company is facing a series of lawsuits by its franchisees. In the past six years under the current management and board, franchisees **have filed five lawsuits.**
- The recent lawsuits allege, among other complaints: breach of contract, fraud and misrepresentation. Most lawsuits focus on the management of Steak n Shake *"unilaterally implementing a policy that takes away the franchisee's right to set menu prices and mandates that franchisees follow all franchisor-generated promotions as published."* (Source: Case 1:15-cv-00007-WTL-TAB, Southern District of Indiana 1/2/15). One such lawsuit was already granted a preliminary injunction against enforcement of the policy.
- In contrast, in our search of reported lawsuits in PACER for the 16-period from 1992 to August 2008, before present management took control, we could not identify any franchisee lawsuits.
- Director of Franchising left Steak n Shake in the fourth quarter of fiscal 2014.

*"Food costs are up. Labor costs are up. The menu is more complex than ever. But prices are down since Mr. Biglari became CEO. Corporate is driving revenue growth at the expense of profitability—to the detriment of Steak n Shake's franchisees." - Franchisee**

*Source:GrovelandGroupResearch

Groveland Capital - Unearthing New World Opportunities

*Source: Groveland Group Research Page 33

The Steak n Shake Brand And Franchisee Network Are At Risk

- Mr. Biglari has received very low CEO approval ratings as reported by Glassdoor, Inc., a website where employees write reviews of companies and their management.
- When comparing Steak n Shake to the constituents in the S&P500 Restaurants Index, the RUSSELL 3000 Restaurants Industry Index and the ISS Peer Group for Biglari Holdings, it is evident that Mr. Biglari ranks at the bottom of the list in terms of CEO approval rating.

Comparable CEO Approval Ratings


1
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
Biglari
LOCO
FRSH
DIN
LUB
Einstein Noah Restaurant...
Pollo Tropical
DENN
BLMN
DAVE
PZZA
JACK
PBPB
DNKN
Tim Horton's
BJRI
SONC
BOBE
Burger King
PLAY
WEN
JMBA
KKD
IRG
RT
NATH
CEC Entertainment, Inc.
ARMK
MCD
DRI
CBRL
RRGB
NDLS
CHUY
PLKI
PNRA
ZOES
BWLD
YUM
DPZ
CMG
DFRG
Taco Cabana
SBUX
CAKE
TXRH
BBRG
TAST
Mr. Biglari

Groveland Capital - Unearthing New World Opportunities

Page 34

Groveland Capital – Unearthing New World Opportunities The Steak n Shake Brand And Franchisee Network Are At Risk Steak n Shake & Mr. Sardar Biglari Ranking Steak n Shake & Mr. Sardar Biglari Ranking Category Ranking CEO Approval 48th of 48 Recommend to a Friend 49th of 51 Positive Business Outlook 46th of 50 Overall Rating 49th of 51 Culture & Values 48th of 50 Work/Life Balance 49th of 50 Senior Management 49th of 50 Comp & Benefits 43rd of 50 Career Opportunities 38th of 50 The table below makes clear that Steak n Shake is rated at or near the bottom of its peer group constituents of the S&P 500 Restaurants Index, ISS Peer Group and Russell 3000 Restaurant Industry Index by Glassdoor, Inc., a website where employees write reviews of companies and their management. “Sardar Biglari is the most secretive and unapproachable executive that I have ever worked with. He has created a culture of fear and intimidation where every level of the Steak n Shake organization is inefficient and underperforming because employees are afraid to ask questions--disagreement with Sardar Biglari is not allowed.” - Former BH Employee* *Source: Groveland Group Research Page 35

The Steak n Shake Brand And Franchisee Network Are At Risk

groveland capital

"Steak n Shake" is a great brand.
Why now "Steak n Shake by Biglari"?




FAMOUS FOR
Steak 'n Shake
STEAKBURGERS

On one hand, Mr. Biglari rightly points to the wonderful qualities of the Steak n Shake brand and its outstanding brand equity standing on its own.

- *"The brand has tremendous value since it has demonstrated a consistent ability to generate healthy cash inflows."* (Source: Steak n Shake Schedule 14A filed 1/23/2008)
- *"Steak n Shake is a classic American brand…"* (Source: Chairman's Letter dated 10/21/2008)
- *"Steak n Shake will celebrate its* 75th *anniversary in 2009, an ideal opportunity to capitalize on the heritage of the brand and reconnect with our fans."* (Source: Chairman's Letter dated 10/21/2008)
- *"We have a deep heritage and a strong brand affinity…"* (Source: Chairman's Letter dated 10/21/2008)

On the other hand, is it reasonable to believe that adding the "by Biglari" modifier to the venerable **Steak n Shake** name increases the brand equity of Steak n Shake?

Why risk tying an otherwise strong brand to any other name without substantial proof that the brand would be enhanced? We have not seen that study or proof to date.

Groveland Capital - Unearthing New World Opportunities
Page 36

Change Is Needed Now More Than Ever

groveland capital

The incumbent board of directors do not deserve to be re-elected and change is needed now more than ever.

1. The Company's stock price has underperformed its benchmark indices and peer group:
   - From Nov 2009 through Nov 2014, BH underperformed the S&P 500 Index by 40.2%, the S&P 500 Restaurants Index by 57.6%, the Russell 3000 Restaurants Index by 77.6%, and its ISS Peer Group by 214.5%.
2. The Company's operating businesses have experienced a significant deterioration in their financial performance:
   - Since fiscal 2011, operating income has declined from $52.5MM (a 7.4% margin) to $14.3 million in fiscal 2014 (a 1.8% margin), a decrease of 72.8%.
3. The Company's CEO has received outsized compensation despite poor performance:
   - 2009 compensation was $515,445; 2014 projected compensation is $31.9MM.
4. The Company's board of directors has demonstrated poor corporate governance practices:
   - Transactions resulting in conflicts of interest include the licensing agreement between Company and CEO with no business justification; CEO's golden parachute; voting authority of BH shares by Mr. Biglari; and selling low and buying high.
5. The Steak n Shake brand and franchisee network are at risk:
   - Five franchisee lawsuits have been filed.

We believe a new board, a new CEO and a new operational focus can help return BH to top and bottom-line growth.

Groveland Capital - Unearthing New World Opportunities

Page 37

Groveland Capital – Unearthing New World Opportunities We Believe A New Board Can Help Our six Nominees will work to fix the continuing issues at Biglari Holdings. Nicholas J. Swenson Principal of Groveland Capital; CEO of AIRT, Inc. Ryan P. Buckley Director of Livingstone Partners LLC James W. Stryker Restaurant executive with 37 years experience Former CFO of Perkins & Marie Callender's Inc. Stephen J. Lombardo, III Chairman of Gibsons Restaurant Group; Of Counsel at Katten Muchin Rosenman LLP Thomas R. Lujan Principal of Lujan Legal Counsel; Formerly Chief Counsel US Special Operations Command Seth G. Barkett Portfolio Manager of Groveland Capital Page 38

Groveland Capital – Unearthing New World Opportunities Our Nominees Can Help Create Shareholder Value OUR CORE PRINCIPLES Managing corporate resources to drive shareholder returns now and over the long-term Corporate governance that drives shareholder value A balanced and healthy culture that considers the interests of all stakeholders including customers, franchisees, employees, and shareholders Executing to the highest professional standards while treating people fairly and honestly Protecting and strengthening the Steak n Shake brand and franchisee network. OUR ALIGNED INTERESTS AND PLEDGE We are shareholders of BH and pledge to be good stewards of its business and resources. Directors will use 100% of their 1st year, after-tax director fees to buy shares of the Company, thereby putting more of our own capital at risk alongside other shareholders. We will immediately reduce the Company’s spending on board compensation by 20%. We will not issue any stock or options to the board. Any future increase in director compensation must be pre-approved by a vote of shareholders. We will seek to drive shareholder value by implementing a plan consistent with our Core Principles. Page 39

Our Nominees intend to act vigorously to improve BH upon their election to the board. The focus areas of our plan are: Groveland Capital – Unearthing New World Opportunities Our Nominees Can Help Create Shareholder Value 5 Main Areas of Focus Improve operations by reducing obvious waste and inefficiencies, especially those related to Mr. Biglari’s management style Implement thoughtful corporate governance reforms Assert shareholder rights related to former leadership and the change of control payments Conduct research and analysis that will support decision-making by both the Interim and Permanent CEO Conduct an exhaustive search for a very high-quality restaurant executive who will serve as Permanent CEO Page 40

Groveland Capital – Unearthing New World Opportunities Our Interim CEO: Gene Baldwin Gene Baldwin has more than 35 years of accounting, finance, senior management and advisory experience. He is a proven business leader with a well-established reputation for his ability to assess, develop and implement operational initiatives that enhance enterprise value for stakeholders. Mr. Baldwin’s recent experience includes being Director in Deloitte’s Restaurant Consulting practice, focusing on turnarounds and restructurings. He has primarily centered on profit improvement and restructuring assignments in the restaurant industry, including: • Interim CRO and CFO for Real Mex restaurants, a privately held 129 unit Mexican chain • Interim CEO for Fazoli’s, a 325 unit privately held quick service Italian chain. • Interim CFO for Benihana, a 100 unit publicly held Japanese-themed chain. • Interim President & CRO for American Restaurant Group, privately held 82-unit steakhouse chain. • CFO for a 130-unit fast food franchisee of Pizza Hut, Long John Silver’s and Grandy’s. • At least 25 other advisory assignments in the restaurant industry representing restaurant owners, lenders, landlords, franchisees, franchisors and unsecured creditors committees “I have known Gene Baldwin for over 25 years. I regard Gene as one of the top executives in the restaurant business. His financial background, common sense approach to restaurant management, and laser focus on cost containment has uniquely served the restaurant companies that he has worked for and the clients that he has represented. Gene’s white paper, Seven Cardinal Virtues of Restaurant Management, is a must read for any restaurant management team or investor contemplating a restaurant investment. Gene is definitely the person that I would call to get a restaurant company back on track.” – John Hamburger President Franchise Times Mr. Baldwin has successfully served as chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO) and chief restructuring officer (CRO), and acted as an advisor for numerous companies in many industries. His leadership and experience have enabled companies to develop and implement effective restructuring plans, drive efficiencies, reduce costs and significantly improve operating results. Currently, he serves on the Board of Directors of Redstone American Grill and on the Advisory Board of Piccadilly Cafeterias. Mr. Baldwin is a Certified Public Accountant (CPA), and a Certified Turnaround Professional (CTP). He has been a speaker at restaurant industry and professional conferences and is also the author of numerous articles about operational and financial management of multi-unit retail businesses. Page 41

Groveland Capital – Unearthing New World Opportunities How Our Nominees Can Help Create Shareholder Value With active oversight, the Nominees are ready, willing and able to chart a path to success and implement change at BH. Our 15 initiatives are outlined as follows: Key Initiatives 1. Eliminate corporate waste related to the current CEO’s management style 2. Take obvious and uncontroversial steps to improve sales, operating margins and EBITDA 3. Conduct a thorough review of SG&A and recommend changes to the board and Permanent CEO 4. Evaluate restaurant footprint, real estate values and lease costs 5. Remove the “by Biglari” moniker from Stake n Shake restaurant signage 6. Begin searching for Permanent CEO; target onboarding in 4-to-6 months 7. Reform corporate governance to restore shareholder confidence 8. Re-establish professional management practices to improve employee morale and effectiveness 9. Begin an open dialogue with franchisees to restore working relationships 10. Prepare studies to inform the Permanent CEO’s decision-making so he/she can implement improvements quickly Page 42

Groveland Capital – Unearthing New World Opportunities How Our Nominees Can Help Create Shareholder Value Each initiative will be led by a team to include management and a sub-group of the board. We do not intend to make strategic decisions regarding operations that are rightly the mandate of the Permanent CEO and management team. Our sources indicate that the search for a high-quality restaurant CEO cannot be rushed and is likely to take 4-to-6 months. We believe our action plan will only be successfully implemented if it is executed by our entire set of Nominees. Each of us was selected for our special skill set. Therefore, we ask shareholders to support ALL of our Nominees. Key Initiatives 11. Assert shareholder rights with respect to BH’s investment in the Lion Funds 12. Assert shareholder rights with respect to the change of control payments 13. Evaluate profit margins and prospects for Steak n Shake’s domestic and foreign operations; make recommendations to the board and Permanent CEO 14. Evaluate profit margins and prospects for Maxim; board deliberations 15. Evaluate Western Sizzlin and First Guard Insurance Page 43

The First 120 Days

groveland capital

April 2015

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30		

Week of April 13th

- Appoint interim CEO
- Appoint new Chairman
- Interim CEO to meet with existing executive mgmt. team
- Establish transition team with outgoing Board members
- Hold company-wide meeting to introduce Interim CEO and outline go-forward goals
- Assert shareholder rights with respect to BH's investment in the Lion Funds
- Assert shareholder rights with respect to the change of control payments

By April 17th

- Begin search for Permanent CEO, target on-boarding in 4-to-6 mos. (Board item every 2 wks.)
- Begin evaluating profit margins and prospects for Steak n Shake domestic and foreign operations; deliberations by board and Interim CEO

May 2015

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

Week of April 20th

- Begin eliminating corporate waste (continues through next 3 mos.)
- Interim CEO takes steps to improve sales, operating margins & EBITDA (reports to Board every 30 days)
- Begin open dialogue with franchisees to restore working relationships (on-going)
- Begin evaluating profit margins and prospects for Maxim; recommend action plans to board
- Begin evaluating strategic options for Western Sizzlin and First Guard Insurance

By April 30th

- Interim CEO has met all members of mgmt., outside auditors, key franchisees and key constituents
- Interim CEO has communicated short and long-term growth strategies to franchisees and other key constituents
- Re-establish professional mgmt. practices to improve employee morale and effectiveness

June 2015

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

By May 1st

- Begin reforming corporate governance. -Prepare studies to inform the Permanent CEO's decision making so improvements can be made fast (e.g., studies: real estate review, consumer surveys, restaurant mystery shopper benchmarking, competitive 'burger wars' review)
- Finish financial & operational review of Western Sizzlin and First Guard Insurance

By May 8th

- Conduct thorough review of SG&A and recommend changes to the board

By May 15th

- Initial report evaluating restaurant footprint, property values and leases

By May 29th

- Remove the "by Biglari" moniker from Steak n Shake restaurant signage.

July 2015

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

By June 16th

- Finish evaluation of Maxim
- Finish assessment and transition plans (where required) of senior management team with executive recruiter
- Finish evaluation of Steak n Shake domestic and foreign operations

By June 30th

- Finish assessments on technology, operations and franchise relationships and take action on each

By July 15th

- Finalize list of Permanent CEO candidates
- Finish studies related to real estate, consumer surveys, restaurant mystery shopping, benchmarking and competitive burger wars

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We Believe Our Nominees Would Constitute A Superior Board

Our nominees bring experience and expertise and would be a superior board to the incumbents.

Expertise	Incumbent	Groveland Group	Our Observations
Restaurant Operations	 **Sardar Biglari** CEO Biglari Holdings Inc. CEO The Lion Fund	 **Gene Baldwin** Interim CEO	• Mr. Biglari has served as CEO of Western Sizzlin Inc. and Biglari Holdings Inc. • Mr. Baldwin has served in an executive capacity for over 30 restaurant companies including Real Mex Restaurants, Benihana, and American Restaurant Group. • **Advantage: Mr. Baldwin:** His leadership and 35 years of experience have enabled companies to develop and implement effective restructuring plans, drive efficiencies, reduce costs and significantly improve operating results.
Efficient Management	 **Sardar Biglari** CEO Biglari Holdings Inc. CEO The Lion Fund	 **Nicholas J. Swenson** CEO of Air T, Inc. Principal of Groveland	• Under Mr. Biglari's tenure as CEO at BH, EBIT growth has been -31% over the past five years. Total compensation paid to Mr. Biglari in 2014 by BH is estimated at $30MM. • Mr. Swenson ran a $1.6 billion hedge fund from inception. He turned around AIRT, were EBIT growth during Mr. Swenson's first year as CEO at Air T, Inc. (2014) was +128%. His 2014 compensation paid by Air T, Inc. was $50,000. His fund's P&L shorting the sub prime market was approximately $500 million. • **Advantage: Mr. Swenson:** Billion dollar fund experience; AIRT turn-around to strong cash flow generation while taking $50,000 salary.

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We Believe Our Nominees Would Constitute A Superior Board

groveland capital

Our nominees bring experience and expertise and would be a superior board to the incumbents.

Expertise	Incumbent	Groveland Group	Our Observations
Restaurant Experience	 **James P. Mastrian** Former Rite Aid Executive	 **James W. Stryker** Restaurant Executive with 37 years Experience	• Mr. Mastrian was the special advisor to CEO & Chairman of Rite Aid Corp where he was previously COO & SVP Marketing 2000-2008. • Mr. Stryker has served as a restaurant executive, primarily in the CFO capacity from 1977-2014, including at Perkins & Marie Callender's, Johnny Rockets Group, Rubio's Restaurants Inc., American Restaurant Group Inc. and El Torito Restaurants Inc. • **Advantage: Mr. Stryker:** Tremendous history and executive experience in the restaurant industry.
Legal Expertise	 **Kenneth R. Cooper** Attorney at Kenneth R. Cooper Law Office	 **Thomas R. Lujan** Formerly Chief Counsel to the US Special Operations Command	• Mr. Cooper has a private law practice with legal and business experience in real-estate transactions. He represented the Biglari family for many years. • Mr. Lujan served as the head lawyer at a Unified Command (United States Special Operations Command) and had technical supervision over 100 military and civilian attorneys. He has law expertise in transactional matters, corporate finance, corporate governance and ethics, and internal investigations. • **Advantage: Mr. Lujan:** Broad business law practice and unimpeachable history of service at the highest level within the U.S. Department of Defense.

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We Believe Our Nominees Would Constitute A Superior Board

Our nominees bring experience and expertise and would be a superior board to the incumbents.

Expertise	Incumbent	Groveland Group	Our Observations
Corporate Governance	 **Phil Cooley** Vice Chairman of Biglari Holdings, former Professor of Business	 **Steven J. Lombardo, III** Chairman of Gibsons Restaurant Group Of Counsel at Katten Muchin Rosenman LLP	• Mr. Cooley was previously a Professor of Business at Trinity University from 1985-2012 and Director of Western Sizzlin from 2005 to acquisition. • Mr. Lombardo is Of Counsel at Katten Muchin Rosenman, LLP. He advises and counsels many restaurant companies and acts as Chairman and General Counsel to Gibsons Restaurant Group (previously Outside General Counsel for 15 years). He passed the CPA exam and he is a practicing attorney. • **Advantage: Mr. Lombardo:** Real world experience in business strategy and corporate governance in the restaurant industry.
On the Ground Experience	 **Ruth Person** Chancellor & Professor of Management	 **Ryan P. Buckley** Director of Livingstone Partners LLC (International Investment Bank)	• Ms. Person is Chancellor and Professor of Management at Indiana University and held those positions previously at the University of Michigan-Flint. • Mr. Buckley is Director of Livingstone Partners, LLP, where he provides M&A and capital raising advisory services. He has extensive experience with restaurant operators and food processors. • **Advantage: Mr. Buckley:** A decade of real world M&A advisory and capital markets work.

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We Believe Our Nominees Would Constitute A Superior Board

Our nominees bring experience and expertise and would be a superior board to the incumbents.

Expertise	Incumbent	Groveland Group	Our Observations
Corporate Reform	 **William L. Johnson** President & CEO of Berean Group	 **Seth Barkett** Portfolio Manager of Groveland Group	• Mr. Johnson is CEO of Berean Group, a consulting firm. He is an energy industry executive and insider within the world of Michigan regulated utilities. • Mr. Barkett is Portfolio Manager at Groveland Capital and Board Member at Air T. Inc. He is a reform-minded 'outsider' with a proven track record of reforming companies in various industries. • Advantage: Mr. Barkett: History of positive corporate reform as an industry outsider.

We believe change puts shareholders ahead. Most importantly to long-term shareholders, we believe a new management team will do good things with the Steak n Shake brand and franchise.

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Shareholders Have A Clear Choice

groveland capital

WE BELIEVE CHANGE IS NECESSARY AND PUTS SHAREHOLDERS AHEAD

The Groveland Choice

1. A new board, Interim CEO and Permanent CEO leading to improved corporate governance and operating performance that drives shareholder value
2. Significantly reduced CEO compensation and SG&A expenses
3. Greatly enhanced relations with franchisees and employees that returns Steak n Shake to bottom-line growth
4. Assert BH's rights with regards to its limited partner interests in the Lion Funds
5. Assert BH's rights in relation to the licensing agreement

The BH Choice

1. Continued operational underperformance and poor corporate governance
2. Continued outsized CEO compensation and ballooning SG&A expenses
3. Strained relations with Steak n Shake franchisees and employees and increasing lawsuits
4. Continued allocation of BH capital to the Lion Funds
5. Stock price underperformance
6. Licensing agreement becomes more expensive each year Mr. Biglari remains CEO of the Company

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Groveland Capital – Unearthing New World Opportunities VOTE THE “WHITE” PROXY CARD Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.   Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the Groveland Group with the Securities and Exchange Commission ("SEC") at the SEC's web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group. Page 50

Groveland Capital – Unearthing New World Opportunities The Groveland Group Nominees: Bios BH’s board of directors currently consists of six members. At the Annual Meeting, The Groveland Group will seek to elect Messrs: Nicholas J. Swenson James W. Stryker Thomas R. Lujan Stephen J. Lombardo, III Ryan P. Buckley Seth G. Barkett to fill six of the six open seats, in opposition to the candidates nominated by the Company’s incumbent board of directors. The election of our nominees requires the affirmative vote of a plurality of the votes cast. If elected, these nominees would each be entitled to serve a one-year term ending in 2016. Page 51

Groveland Capital – Unearthing New World Opportunities Our Nominees: Nick Swenson Since 2009, Nick Swenson has been the CEO and a Portfolio Manager of Groveland Capital LLC. Mr. Swenson has been a director of Air T, Inc. (Nasdaq: AIRT) since August 2012 and Chairman of the board since August 2013. He was elected interim CEO of Air T, Inc. in October 2013 and CEO in February 2014. Mr. Swenson has been the managing member of AO Partners L.P. since 2012. Prior to forming Groveland Capital LLC, Mr. Swenson was a Portfolio Manager and Partner at Whitebox Advisors, LLC from 2001 to 2009. Nick was Portfolio Manager for the Whitebox Hedged High Yield Fund for seven years from its inception, during which time assets under management grew from $10 million to $1.65 billion. From 1999 to 2001, Mr. Swenson was a Research Analyst at Varde Partners, LLC, a hedge fund that specializes in investing in distressed debt. He was an Associate in Corporate Finance at Piper Jaffray, Inc. from 1996 to 1999. Mr. Swenson has served as Chairman of the board at Pro-Dex Inc. (Nasdaq: PDEX) since January 2013 and also has been a director of Insignia Systems, Inc. (Nasdaq: ISIG) since November 2014. Mr. Swenson has a B.A. degree in History (Phi Beta Kappa) from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996). Page 52

Groveland Capital – Unearthing New World Opportunities Our Nominees: Jim Stryker Jim Stryker is a finance and accounting consultant with 37 years of experience in the restaurant industry. Mr. Stryker began his restaurant career in 1977 with El Torito Restaurants, Inc., and while he was CFO from 1985 to 1994, was instrumental in reducing G&A expenses and was active in an LBO to take the company private. He continued to hone these skills in 1994 and 1995 at American Restaurant Group, Inc. where he implemented point-of-sale systems and financial analysis functions while cutting operational costs. As CFO at Rubio’s Restaurants, Inc. from 1996 to 1999, Mr. Stryker helped develop a site selection process that resulted in a substantial increase in restaurant count. He contracted with a new food distributor as CFO from 1999 to 2001 of The Johnny Rockets Group, Inc. where he also negotiated senior lending agreements and was instrumental in reducing general and administrative expenses. In his role of Executive Vice President and CFO at Wilshire Restaurant Group, Inc. from 2001 to 2006, he negotiated a new franchise agreement and a senior debt refinancing. As CFO of Perkins & Marie Callender’s, Inc. from 2006 to 2008, Mr. Stryker successfully negotiated a refinancing and directed the integration of the non-operations functions for the merger of two restaurant companies owned by a common private equity group. Most recently, he has served as Interim Chief Financial Officer at California Fish Grill, LLC in 2014 and HOA Restaurant Group, LLC in 2011, both during and after their respective private equity acquisitions. Mr. Stryker was Board member and Audit Committee Chairman of Diedrich Coffee, Inc. when the public company was successfully sold in 2010. Prior to his restaurant career, Mr. Stryker spent seven years at Price Waterhouse & Co. Mr. Stryker has a B.A. in Economics from the University of California (Santa Barbara) and an M.B.A. from the University of California (Los Angeles). Page 53

Groveland Capital – Unearthing New World Opportunities Our Nominees: Tom Lujan Tom Lujan is currently the Principal of Lujan Legal Counsel, LLC, a firm that provides legal counsel and consultation, and served on active duty for 27 years in the United States Army, the last 19 years as a Member of the Judge Advocate General's Corps. Airborne and Ranger qualified, his notable assignments include being the first attorney ever assigned to 1st Special Forces Operational Detachment-Delta (1st SFOD-D)(Delta Force), Staff Judge Advocate (Chief Counsel) United States Army Special Operations Command (USASOC) and Executive Officer to the Chief Judge of the Army. Colonel (Ret) Lujan is a graduate of the Army War College, Carlisle PA. His final assignment ending in 1998 was as Staff Judge Advocate, United States Special Operations Command (USSOCOM) where he was responsible for providing legal advice across the entire spectrum to America's "Quiet Professionals" of every service component. From 2001 until 2014, Mr. Lujan was a founding Partner of Lundquist & Lujan PLLP, where he developed a broad business law practice that included: entity choice, business development, transactional matters, corporate finance, employment issues, intellectual property protection, corporate compliance, government contract negotiation, non-profit operation and certification, and internal investigations. Mr. Lujan continued his business law practice by founding and operating Lujan Legal Counsel, LLC in March of 2014 to the present. He retains a Top Secret United States Government clearance. Mr. Lujan has served as a Member of the Advisory Board and Board of Directors for a number of privately held companies and charitable foundations. Mr. Lujan is a 1971 graduate of the United States Military Academy at West Point, NY, and a 1979 graduate of the University of Minnesota Law School. Page 54

Groveland Capital – Unearthing New World Opportunities Our Nominees: Steve Lombardo, III Steve Lombardo, III is Of Counsel at the Chicago office of the law firm of Katten Muchin Rosenman LLP where he was an associate (1999-2007) and a partner from 2007 through January 2015. He focuses his practice in the corporate arena, representing buyers and sellers, including private equity funds and their portfolio companies, in connection with acquisitions and dispositions, private securities offerings, general corporate law, and governance matters. With significant experience in the food and beverage industry, Steve has advised and counseled many restaurant companies including: the Gibsons Restaurant Group, Stir Crazy, Meatheads, Rice Garden, Five Napkin Burger, The Boat House, Moe’s Cantina, and John Barleycorn. He has acted as the outside general counsel to the Gibsons Restaurant Group for the past fifteen years and currently serves as its General Counsel. He has been Chairman of Gibsons’ board of directors since August 2014. Over the years, Steve has been involved in the Gibsons Restaurant Group with respect to business strategy, corporate governance, new stores and concept development, debt and equity financings, and product sourcing. Mr. Lombardo previously founded East Coast Sports Video Productions in 1996, a television production company which produced the nationally syndicated program, College Football Magazine, as well as Blue Star International Imports in 2004, a wine importing and distribution company. Steve is also on the Board of the Chicago Chapter of Opus Connect. Mr. Lombardo passed the CPA exam in 1999 and has an undergraduate degree in accounting from Georgetown University as well as a J.D. from the Georgetown University Law Center. Page 55

Groveland Capital – Unearthing New World Opportunities Our Nominees: Ryan Buckley Ryan Buckley is currently a director of Livingstone Partners LLC, an international investment bank that provides advisory services to both healthy and distressed companies with regard to merger and acquisition (M&A) and capital raising transactions. Ryan is one of Livingstone’s most tenured employees, joining the firm at its inception in July 2007, and has been instrumental in supporting Livingstone’s growth and deal activity within the U.S. Focused predominately on the consumer, healthcare, and industrial sectors, Ryan has completed over 25 transactions extending across both sell-side and buy-side M&A advisory work, capital raises consisting of senior and junior debt securities, preferred and common equity securities, and the rendering of both fairness and solvency opinions. His experience also includes advising on numerous cross-border transactions. Mr. Buckley (i) has provided strategic advisory services to a private, multi-unit / multi-concept restaurant operator, (ii) has advised processors of protein, vegetables, and fruit to restaurant operators on M&A and refinancing transactions, (iii) has advised numerous multi-unit operators, across a variety of sectors, on M&A and refinancing transactions, and (iv) is a private investor in numerous chef-driven restaurant concepts. Prior to Livingstone, Ryan worked as an investment banking analyst at Brown Gibbons Lang & Co. in Chicago (June 2005 - May 2007) and in the workout group of Merrill Lynch Business Financial Services (2004). He holds a B.B.A. from the Stephen M. Ross School of Business at the University of Michigan (2005) and is series 63 and 79 licensed. Page 56

Groveland Capital – Unearthing New World Opportunities Our Nominees: Seth Barkett Seth Barkett joined Groveland Capital LLC, a hedge fund manager, in February 2011. His responsibilities include investment research, trading, and portfolio management. Prior to joining Groveland Capital LLC, Seth was a co-manager at Vela Capital (March 2010 - January 2011), a long/short hedge fund focused on small-cap stocks. Previously, Mr. Barkett was an associate at Storm Lake Capital (January 2008 - February 2010), a merchant banking affiliate of Whitebox Advisors that invested in privately-held distressed automotive suppliers. At Storm Lake Capital, Seth pursued management buyouts, recapitalizations, and corporate restructurings. He was involved in sourcing deals, executing due diligence, and working closely with company executives to improve operating performance. Mr. Barkett began his career as a financial analyst at Resource Land Holdings (July 2006 - December 2007), a private equity firm with alternative investments in natural resource-related assets. Mr. Barkett graduated with a B.A. in Business and Economics from Wheaton College (IL) in May 2006 and has served on the Board of Directors at Air T, Inc. (Nasdaq: AIRT) since August 2013. Page 57

Groveland Capital – Unearthing New World Opportunities Overview of Groveland Capital Groveland Capital is a nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Groveland Capital is led by a seasoned team of investment professionals who have continuity, vision and over a decade of experience executing key elements of our investment strategy. Groveland Capital founder and portfolio manager, Nick Swenson, also has significant capital invested in the portfolio, aligning his interests with investors. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of ALL shareholders. Page 58

Groveland Capital – Unearthing New World Opportunities Contact Information Groveland Capital makes investments on a global basis. Our headquarters are in Minneapolis. To contact us, please call or email. Thank you. Nick Swenson Groveland Group 3033 Excelsior Blvd., Suite 560 Minneapolis, MN 55416 Telephone: 612-843-4302 Email: inquiries@grovelandcapital.com A copy of this presentation may be found at: www.ReformBH.com D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10006 Telephone: 212-269-5550 Toll Free: 877-283-0325 Email: BHinfo@dfking.com Page 59

Groveland Capital – Unearthing New World Opportunities Disclaimers GROVELAND DOES NOT ASSUME RESPONSIBILITY FOR INVESTMENT DECISIONS. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER BUY ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE) OR TRADE IN OPTIONS, PUTS CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE DATA AND INFORMATION USED IN THE ACCOMPANYING ANALYSIS CONTAINED HEREIN HAVE BEEN OBTAINED FROM SOURCES THAT GROVELAND GROUP AND/OR ITS AFFILIATES (COLLECTIVELY, “GROVELAND”) BELIEVE TO BE RELIABLE, IS SUBJECT TO CHANGE WITHOUT NOTICE, ITS ACCURACY IS NOT GUARANTEED, AND IT MAY NOT CONTAIN ALL MATERIAL INFORMATION CONCERNING THE SECURITIES WHICH MAY BE THE SUBJECT OF THE ANALYSIS. NEITHER GROVELAND NOR ITS AFFILIATES MAKE ANY REPRESENTATION REGARDING, OR ASSUME RESPONSIBILITY OR LIABILITY FOR, THE ACCURACY OR COMPLETENESS OF, OR ANY ERRORS OR OMISSIONS IN, ANY INFORMATION THAT IS PART OF THE ANALYSIS. GROVELAND MAY HAVE RELIED UPON CERTAIN QUANTITATIVE AND QUALITATIVE ASSUMPTIONS WHEN PREPARING THE ANALYSIS WHICH MAY NOT BE ARTICULATED AS PART OF THE ANALYSIS. THE REALIZATION OF THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES, VARIABILITIES AND CONTINGENCIES AND MAY CHANGE MATERIALLY IN RESPONSE TO SMALL CHANGES IN THE ELEMENTS THAT COMPRISE THE ASSUMPTIONS, INCLUDING THE INTERACTION OF SUCH ELEMENTS. FURTHERMORE, THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED MAY BE NECESSARILY ARBITRARY, MAY MADE AS OF THE DATE OF THE ANALYSIS, DO NOT NECESSARILY REFLECT HISTORICAL EXPERIENCE WITH RESPECT TO SECURITIES SIMILAR TO THOSE THAT MAY BE CONTAINED IN THE ANALYSIS, AND DOES NOT CONSTITUTE A PRECISE PREDICTION AS TO FUTURE EVENTS. BECAUSE OF THE UNCERTAINTIES AND SUBJECTIVE JUDGMENTS INHERENT IN SELECTING THE ASSUMPTIONS AND ON WHICH THE ANALYSIS WAS BASED AND BECAUSE FUTURE EVENTS AND CIRCUMSTANCES CANNOT BE PREDICTED, THE ACTUAL RESULTS REALIZED MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE ANALYSIS. NOTHING INCLUDED IN THE ANALYSIS CONSTITUTES ANY REPRESENTATIONS OR WARRANTY BY GROVELAND AS TO FUTURE PERFORMANCE. NO REPRESENTATION OR WARRANTY IS MADE BY GROVELAND AS TO THE REASONABLENESS, ACCURACY OR SUFFICIENCY OF THE ASSUMPTIONS UPON WHICH THE ANALYSIS WAS BASED OR AS TO ANY OTHER FINANCIAL INFORMATION THAT IS CONTAINED IN THE ANALYSIS, INCLUDING THE ASSUMPTIONS ON WHICH THEY WERE BASED. MEMBERS OF THE GROVELAND GROUP SHALL NOT BE LIABLE FOR EITHER (I) ANY ERRORS OR OMISSIONS MADE IN DISSEMINATING THE DATA OR ANALYSIS CONTAINED HEREIN OR (II) DAMAGES (INCIDENTAL, CONSEQUENTIAL OR OTHERWISE) WHICH MAY ARISE FROM YOUR OR ANY OTHER PARTY’S USE OF THE DATA OR ANALYSIS CONTAINED HEREIN. THE INFORMATION THAT CONTAINED IN THE ANALYSIS SHOULD NOT BE CONSTRUED AS FINANCIAL, LEGAL, INVESTMENT, TAX, OR OTHER ADVICE. YOU ULTIMATELY MUST RELY UPON ITS OWN EXAMINATION AND PROFESSIONAL ADVISORS, INCLUDING LEGAL COUNSEL AND ACCOUNTANTS AS TO THE LEGAL, ECONOMIC, TAX, REGULATORY, OR ACCOUNTING TREATMENT, SUITABILITY, AND OTHER ASPECTS OF THE ANALYSIS. Page 60